CONTRACT OF EMPLOYMENT

A Contract of Employment made this 30th day of June 2005

Between

Alliance International Reinsurance Public Company Limited
of Lophitis Business Centre, 28th October Street, CY-3035, Limassol, Cyprus (hereinafter called “the Employer” or the “Company”) of the one part

and

Khader Hemsi
of Villa 42, Sporadon Street 6, Armenochori, Ayios Tychonas, Limassol, Cyprus (hereinafter called “the Chief Executive Officer” or “Khader Hemsi”) of the other part.

WHEREBY IT IS AGREED as follows: -

1.	EMPLOYMENT

The Company shall employ Khader Hemsi in the position of Chief Executive Officer of the Company and subject to the provisions for determination of this Contract hereinafter contained such employment shall be for a period of 5 (five years) commencing on the 1st day of July 2005 and subject to renewal at the expiration thereof with terms to be agreed at the relevant time. Such appointment shall be approved and ratified by the Board of Directors of the Company as per the provisions of Articles 112-114 of the Articles of Association of the Company. The appointment of Khader Hemsi as Chief Executive Officer of the Company is an integral part of the obligations of the Company towards Khader Hemsi hereunder and of the utmost essence of this agreement.

2.	UNDERTAKING OF CHIEF EXECUTIVE OFFICER

As Chief Executive Officer of the Company Khader Hemsi shall: -

A)
Undertake such duties and exercise such powers in relation to the Company and its business as the Board of Directors of the Company shall from time to time assign to or vest in him. Provided that at all times such duties shall be appropriate for the position of the Chief executive Officer of the Company.

B)
In the discharge of such duties and in the exercise of such powers the Chief Executive Officer shall use his best endeavours to observe and comply with all resolutions, regulations and directions from time to time made or given by the Board of Directors.

C)	Subject to the provisions of Article 3 hereunder, devote the whole of his time and attention during business hours to the discharge of his duties hereunder.

D)
Comply with the standards and policies of the Company with regard to the proper use of Information Resources, Internet, Information Technology and Networks as stated in Appendix (I) to this Agreement, which is an integral part of this Agreement and is hereby incorporated into this Contract of Employment by reference.

E)
The Chief Executive Officer shall be indemnified and covered by the Company for any loss or damage whether directly to the Company or any other third party emanating from the execution of the Company’s instructions and/or from any act of the Chief Executive Officer in the bona fide execution of the duties of his employment or as a result thereof.

Provided that the Chief Executive Officer shall remain responsible for any loss or damage emanating directly or indirectly from any wilful wrongdoing or fraudulent act of the Chief Executive Officer, without the sanction of the Company.

Provided further that the Chief Executive Officer shall bear no responsibility for any acts or omissions whatsoever and/or any resultant damage or loss occasioned by such acts or omissions of the Company’s other employees unless the same are working under the Chief Executive Officer's instructions and as a result thereof and unless the Chief Executive Officer specifically authorised the exact act or omission and such authorization was in breach of his duties hereunder.

(F)
In the event of breach by the Company of the present agreement resulting in the earlier termination of the same or in the event of lawful termination of the same by the Chief Executive Officer, the Chief Executive Officer shall be entitled to claim against the Company or its assigns or successors in title and/or receive therefrom damages/liquidated payment by way of compensation. The Parties have considered the Chief Executive Officer’s contribution to the success of the Company in all the years he has been employed by the Company as well as all relevant factors of loss to the Chief Executive Officer because of such earlier termination including inter alia not only loss in salary and other benefits including the bonus and share options but also loss in future prospects of the Chief Executive Officer because of inter alia confidentiality restrictions for an indefinite period and other similar restrictions and have decided that it is fair and reasonable that such compensation shall be the full amount of the salary the Chief Executive Officer would receive in the remaining years of his contract of employment.. In the event that the termination shall occur at any time during the last two years of the term hereunder agreed or in the event the present agreement is not renewed further the Chief Executive Officer shall be entitled to a minimum amount equal to two times his annual salary at the relevant time. The Company declares represents and warrants that the compensation/liquidated payment as aforesaid is linked not only to salary but to other benefits as well including bonus and share option.

3.	EXCLUSION OF OTHER OCCUPATIONS

The Chief Executive Officer shall not without the consent of the Company during the continuance of this Contract of Employment be engaged or interested either directly or indirectly in any capacity in any competing trade, business or occupation whatsoever other than the business of the Company. Provided that the Chief Executive Officer shall be entitled to be involved as shareholder and/or investor in any non competitive to the Company business or venture and to participate in any Board of directors of any such Company in a non executive capacity.

4.	NON-DISCLOSURE

The Chief Executive Officer shall not except as authorised or required by his duties reveal to any person, persons or company any of the trade secrets secret or confidential operations processes or dealings or any information concerning the organisations business finances transactions or affairs of the Company or any of its subsidiaries which may come to his knowledge during his employment hereunder and shall keep with complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or may be likely so to do. This restriction shall continue to apply after the termination of this agreement without limit.

4.1	This Article does not apply to: -

4.1.1	information which is or becomes publicly available (otherwise than as a result of a breach of this Article); or

4.1.2	information which is independently developed by the Chief Executive Officer or acquired from a third party, to the extent that it is acquired with the right to disclose it;

4.1.3
the disclosure by the Chief Executive Officer of Confidential Information to other directors or employees of the Company or to those of its Associated Companies who need to know that Confidential Information in the Chief Executive Officer’s reasonable opinion for purposes relating to this Agreement and/or the employment of such directors or employees by the Company or its Associated Companies, but he shall ensure to the best of his abilities that those directors and employees shall not use that Confidential Information for any other purpose;

4.1.4
the disclosure of information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official or regulatory authority or any binding judgment, order or requirement of any other competent authority;

4.1.5	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Chief Executive Officer or any member of his family; or

4.1.6
the disclosure to the Chief Executive Officer’s professional advisers of information reasonably required to the disclosed for the purpose of obtaining their professional services on any matter relating to this Agreement or any other related issue.

5.	KEEPING OF NOTES & MEMORANDA

The Chief Executive Officer shall not during the continuance of this Contract of Employment make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs nor shall the Chief Executive Officer either during the continuance of this Contract of Employment or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company it being the intention of the parties hereto that all such notes or memoranda made by the Chief Executive Officer shall be the property of the Company and left at its registered office upon the termination of the Chief Executive Officer’s employment hereunder.

6.	SALARY

The Company shall pay to the Chief Executive Officer during the continuance of his employment hereunder a salary at the rate of CYP 250.000 (Two hundred and Fifty thousand Cyprus Pounds) per annum gross or such higher rate as may from time to time be agreed between the Chief Executive Officer and the Compensation Committee of the Company or determined upon and notified to the Chief Executive Officer by the said committee of the Company. In the event of any increase of salary being so agreed or notified such increase shall thereafter have effect as if it were specifically provided for as a term of this Contract of Employment. The said salary shall be payable by equal monthly instalments (and proportionally for any lesser period each monthly instalment being deemed to accrue rateably from day to day) in arrears on the last day of each month.

6.1
The salary shall in any event be increased by a percentage equal to the Cost of Living Allowance (COLA) applied by the Cyprus Government. For the purposes of such allowance the base year shall start on 1st July 2006 or when the official six monthly government index was published, if different. The time of adjustment shall be yearly per subsequent 1st day of July of each calendar year or earlier whenever the Employer makes COLA salary adjustments to its top executive management team.

6.2
In the event that the agreement is terminated the Chief Executive Officer shall be entitled to such partial payment of his emoluments and benefits as correspond to the days he has actually worked for the Company.

7.	INCOME TAX AND BENEFIT PAYMENTS

The Company shall withhold from any payments to the Chief Executive Officer pursuant to the terms of this Contract of Employment any income tax and social security contribution for which the Chief Executive Officer shall be liable to pay to the appropriate authorities in accordance with the prevailing laws and shall make such payments as is due to the appropriate authorities on the Chief Executive Officer’s behalf.

8.	REIMBURSEMENT OF EXPENSES

The Company shall reimburse the Chief Executive Officer for business or business related expenses actually incurred or paid by the Chief Executive Officer during the term of his employment under this Agreement in the performance of his services hereunder. Such expenses shall be and remain within the Company’s annual budget.

9.	TRAVEL EXPENSES

The Company shall pay or reimburse the Chief Executive Officer the expenses of such travel as the said Chief Executive Officer is required by the Company to make in performance of his duties under this Contract of Employment. Such expenses shall be and remain within the Company’s annual budget.

10.	PROVISION OF MOTOR VEHICLE

The Company shall provide and maintain for the use of the Chief Executive Officer a motor vehicle of suitable type and shall pay all expenses in connection with such use. Such motor car to be changed upon agreement between the Chief Executive Officer and the Compensation Committee from time to time in accordance with the Company’s policy regarding vehicle replacements and in the event of such replacement the car shall be at least of the same standard as the one already provided to the Chief Executive Officer at the beginning of this contract.

11.	HEALTHCARE & INSURANCE

The Company shall provide the Chief Executive Officer as well as his spouse and children suitable private healthcare insurance coverage and personal accident insurance coverage (in the case of the Chief Executive Officer providing for terminal benefits of at least four times his then current annual salary) or in the event that such provision has already been made by the Chief Executive Officer in the above respect the Company shall from the effective date of this Contract of Employment take over the responsibility for any such payments as are periodically necessary to effectively maintain such coverage.

12.	VACATION

The Chief Executive Officer shall be entitled to 30 (thirty) working days paid annual vacation. Said vacation shall be taken at times reasonably consistent with the needs of the Company. Vacation earned for a year but not taken during that year shall not be paid for nor taken in a subsequent year unless the Company shall consider it appropriate to make such other arrangements in the interests of the Company.

13.	BONUS SCHEME

The Company by annual decision of the Board of Directors may at its absolute discretion pay to the Chief Executive Officer such annual bonus as the Board of Directors considers reasonable and in accordance with the objectives of the Company. In the event that the Board of Directors decides to pay any bonus whatsoever to any member of the top management team of the Company the Chief Executive Officer shall be entitled to be immediately awarded a bonus at least equal to the highest bonus any such employee has been awarded by the Board.

14.	PROVIDENT FUND SCHEME

The Chief Executive Officer shall participate in the Company’s Provident Fund Scheme in accordance with the terms of said scheme.

15.	SHARE OPTION SCHEME

The Company hereby agrees that the Chief Executive Officer shall be entitled to participate in the share option scheme of the Company in the terms of the relevant contract to be agreed and approved by the Company. In the case of termination of the Agreement under Clause 16 hereunder the following special provisions shall apply:

15.1
In the event the Chief Executive Officer’s employment with the Company terminates by reason of death, the Option shall remain exercisable by the executor or administrator of the estate of the deceased for a period of up to twenty-four months after such cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Chief Executive Officer’s employment is terminated by reason of Disability or nominal retirement, the Option shall remain exercisable for a period of three years after termination, to the extent that would have been exercisable at the time of such exercise if the employment of the Chief Executive Officer had not been terminated.

15.2
In the event the Chief Executive Officer’s employment with the Company is terminated by the Company for cause but not for reasons such as death, disability or normal retirement, the Option shall remain exercisable for a period of up to six months after cessation of employment, to the extent exercisable at the time of cessation of employment.

15.3
In the event employment with the Company is validly terminated by the Chief Executive Officer for any reason whatsoever, then the Option shall remain exercisable for a period of three years after termination, to the extent that would have been exercisable at the time of such exercise if the employment of the Chief Executive Officer had not been terminated.

15.4	The word “Company” as used in this Section 15 shall include any Subsidiary of the Company.

15.5	In the event of any conflicts between the provisions of the present Employment contract and the Share Option Participation agreement the provisions of the present Employment contract shall prevail.

16.	TERMINATION OF EMPLOYMENT

16.1	By The Company With Cause

16.1.1
The Company shall have the right to terminate the employment of the Chief Executive Officer with cause as hereinbelow defined. If the Chief Executive Officer’s employment with the Company is so terminated for cause, the Company shall have no further obligation to the Chief Executive Officer whatsoever

Definitions of Cause

For the purposes of this Agreement, “cause” shall mean: -

(I)
The conviction of a criminal offence which involves such manifest dishonesty or breach of trust which the Board of Directors shall reasonably consider is one which is wholly inconsistent with the duties of the Chief Executive Officer to the Company.

	(II)	Guilty of any wilful and repeated misconduct in connection with the performance of his duties hereunder which he fails to remedy when duly warned in writing by the Company.

	(III)	Commission of any serious or persistent breach of any of the provisions herein contained which, if capable of remedy he fails to remedy when duly warned in writing by the Company.

(IV)
Becoming permanently incapacitated by accident or ill health from performing his duties under this Contract of Employment and for the purposes of this sub-clause incapacity for twelve consecutive months shall be deemed to be permanent incapacity.

	(V)	The Chief Executive Officer being made the subject of bankruptcy receivership or administration order or otherwise making any arrangement or composition with his creditors.

	(VI)	The Chief Executive Officer becoming disqualified or prohibited by law from being directly or indirectly involved in the management of the Company.

PROVIDED that in the event that the termination of the Chief Executive Officer’s employment is to be on any of the grounds set out in (I) to (III) above the following procedure must first be followed: -

(a)
The Company must deliver to the Chief Executive Officer a notice in writing setting out in reasonable detail the breach complained of, stating the intention of the Company to terminate the present agreement and suspending the services of the Chief Executive Officer forthwith. The Company must also notify the Chief Executive Officer in the said notice of the name of the Arbitrator the Company proposes to handle the dispute, if there is any.

(b)
The Chief Executive Officer must leave his office within the time provided in the notice of suspension, which should not be less than five working days, taking with him only strictly personal things and any documents he is entitled to by virtue of his position as a member of the Board of Directors of the Company. He must further reply within three working days in writing either submitting his resignation, with or without admitting liability, or confirming his wish to refer the matter to Arbitration, notifying the Company of the name of the Arbitrator he proposes, if different to the one proposed by the Company. In case of default by the Chief Executive Officer to so reply the agreement shall be automatically terminated without prejudice to the right of the Chief Executive Officer to subsequently dispute the grounds for his dismissal as set out in the said notice.

(c)
If the parties have both referred the dispute to arbitration then the Arbitrator/s must be notified forthwith and the parties must use their best endeavours to complete the process of arbitration within a maximum period of six months.

(d)	If two Arbitrators are appointed, one by each party, then they can decide in case of disagreement to appoint a third person to act as umpire.

(e)
During the period of the Arbitration the Chief Executive Officer shall remain suspended at full pay and shall continue to enjoy all the benefits of his remuneration package. During the same period the Chief Executive Officer shall have access to all documents and records of the company related to all matters in issue in the arbitration.

(f)
In the event that the award is in favour of the Chief Executive Officer he shall be reinstated forthwith with full benefits and also further receive any bonuses, share options etc that he would have been entitled to but for his suspension.

(g)
In the event that the award is in favour of the Company the employment of the Chief Executive Officer shall be automatically terminated forthwith, irrespective of the existence of any judicial remedy of appeal or otherwise against the arbitral decision, but without any prejudice to the right of the Chief Executive Officer to seek judicial relief. The Chief Executive Officer shall further be liable to reimburse the Company for all the pay and benefits he received during the period of his suspension.

16.2	By The Chief Executive Officer

The Chief Executive may terminate the Agreement at his absolute discretion in any of the following cases:

16.2.1	With Cause

16.2.1.1	In the event of a Change in Control in the Company. A “change in control” shall, unless the Company’s Board of Directors otherwise directs, by resolution adopted prior thereto, be deemed to occur if:

16.2.1.1.1	any person or company becomes the beneficial owner, directly or indirectly, of shares in the Company casting more than 25% or more of the votes in any general meeting of the Company, or

16.2.1.1.2
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director was approved by the vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period.

16.2.1.1.3
Provided that any merger, consolidation or corporate reorganization in which the owners of the Company’s capital entitled to vote in the election of directors (“Voting”) prior to said combination, own 50% or more of the resulting entity’s Voting Shares shall not, by itself, be considered a change in control for the purposes of this Agreement.

16.2.1.2	In the event that an effective resolution is passed or a binding order is made for the winding-up of the Company other than to effect a scheme of reconstruction or amalgamation; or

16.2.1.3
In the event that an effective resolution is passed by the appropriate decision making body of the Company removing Khader Hemsi from the position of Chief Executive Officer of the Company or from his position as a Director thereof.

16.2.1.4	Upon commission by the Company of any serious or persistent breach of any of the provisions herein contained

16.2.2	Without Cause

The Chief Executive Officer may at any time terminate his employment with the Company with a 12 month written notice.

17.	RETURN OF DOCUMENTS

Upon termination of this Contract of Employment in accordance with its terms the Chief Executive officer shall promptly return to the Company all materials and all copies of materials of the Company in the Chief Executive Officer’s possession or control.

18.	NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (when delivered) sent by registered mail, return receipt requested (upon confirmation of receipt) or by courier (two days after being sent) to the address of the relevant Party hereinabove first mentioned in this agreement or to any such other address as the relevant party hereto may designate by notice to the other party.

19.	COMPLETE UNDERSTANDING

This Contract of Employment constitutes the sole and entire agreement between the Chief Executive Officer and the Company with respect to the Company’s employment of the Executive and shall not be altered, modified or amended except by written instrument signed by the party against whom such alteration, modification or amendment is sought to be enforced and this Contract of Employment shall cancel any and all previous contracts, agreements or arrangements between the Company and the Chief Executive Officer and any and all such previous contracts, agreements and arrangements shall be deemed to have been terminated by mutual consent as from the date on which this Contract of Employment commences.

20.	GOVERNING LAW

The laws of the Republic of Cyprus shall in all respects govern this Contract of Employment and the Parties hereto submit to the exclusive jurisdiction of the Courts of the Republic of Cyprus.

21.	SEVERABILITY

The invalidity of all or any part of any provision of this Contract of Employment shall not invalidate the remainder of this Contract of Employment or the remainder of any paragraph, which can be given effect without such invalid provision.

22.	PARAGRAPH HEADINGS

The paragraph headings contained in this Contract of Employment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Contract of Employment.

23.	AMENDMENTS

All amendments hereto must be agreed in writing and countersigned by both parties. The Company will be represented in the negotiations of any amendments hereto, including all renegotiations of the Chief Executive Officer’s salary and of any other non monetary benefits, by the members of the Compensation Committee who are hereby authorised by the Company to jointly or by their authorised representative bind the Company and sign on its behalf any such amendments agreed with Khader Hemsi.

IN WITNESS whereof the Parties hereto have hereunto set their respective signatures the day and year first hereinabove mentioned in this Contract of Employment.

For and on behalf of the Company	Chief Executive Officer

/s/ Andreas Aloneftis	/s/ Khader Hemsi
Andreas Aloneftis	Khader Hemsi
Director
by order of the Board

Witness	Witness

/s/ Manolis Hadjimandes	/s/ Jacqueline Sabbogh
Manolis Hadjimandes	Jacqueline Sabbogh

APPENDIX (I) - INFORMATION TECHNOLOGY STANDARDS & POLICIES

Attached to and forming part of Contract of Employment dated 30th June 2005 between

Alliance International Reinsurance Public Company Limited

and

Khader Hemsi

In this document:

a)	“the Company” means Alliance International Reinsurance Public Company Limited

b)	“Community” means the users of Information Resources

c)	“Guidelines” means the contents of this document.

d)
“Information Resources” means any information in electronic or audio-visual format, or any hardware that make possible the storage and use of such information. As example, included in this definition is electronic mail, local database, externally access databases, CD-ROM, recorded magnetic media and digitised information.

1.	POLICY

It is the policy of the Company to maintain access for staff members to local, national and international sources of information and to provide an atmosphere that encourages access to knowledge and sharing of information.

It is the policy of the Company that members of staff will use information resources with respect for the public trust through which they have been provided and in accordance with policy and regulations established from time to time by the firm.

Access to the information resources infrastructure both within the firm and beyond (the Internet),sharing of information, and security of the intellectual products of the firm, all require that each and every user accepts responsibility to protect the rights of the firm. Any member of staff who, without authorisation, accesses, uses, destroys, alters, dismantles or disfigures or without authority interferes in any way with the firm’s information technologies, properties or facilities, including those owned by third parties, thereby threatens the atmosphere of increased access and sharing of information, threatens the security within which staff members may create intellectual products and maintain records, and in light of the firm’s policy in this area, has engaged in unethical and unacceptable conduct. Access to the network and to the information technology environment at the Company is a privilege and must be treated as such by all users of these systems.

In the final analysis, the health and well-being of this resource is the responsibility of its users who must all guard against abuse disrupt and/or threaten the long-term viability of the systems at the Company and those beyond on the Internet. The firm requires that members of staff act in accordance with these responsibilities, this policy, relevant laws and contractual obligations, and the highest standard of ethics.

2.	GUIDELINES

The firm’s position regarding the conduct and obligation of staff or other users of the information resources is set out in the attached document entitled “Guidelines for implementing the Proper Use Policy of the Company: -

Responsible Use of Technology resources” (the “Guidelines”).

The Company characterises as unethical and unacceptable, and a just cause for taking disciplinary action up to and including dismissal, and/or legal action, any activity through which an individual violates or acts against the letter or spirit of the Guidelines.

3.	APPLICATION OF POLICY

This policy is applicable to any member of staff, and refers to all information resources whether individually controlled, or shared, stand alone or networked.

4.	POLICY OF PROPER USE

The proper use of Information Resources, Information Technology, and Networks at the Company applies to any member of staff and refers to all information resources, whether individually controlled or shared, stand alone or networked.

To assist the “Community” in the administration of the Proper Use Policy, these guidelines specify the responsibilities each member of staff agrees to assume by his or her use of technology resources. It stands as the base set of guidelines for use of resources offered by all Information Technology Services in the Company.

The Company provides information technology resources to all staff. All users have the responsibility to use those services in an effective, efficient, ethical and legal manner.

Ethical and legal standards that apply to information technology resources derive directly from standards of common sense and decency in additional to legal provisions that apply to the use of any shared resources.

These guidelines are published in the spirit of respect, collaboration and professionalism. Their purpose is to specify user responsibilities in accordance with the Proper Use Policy and to promote the ethical, legal, secure use of computing resources. The Company grants access of information resources and technology to its staff with the stipulation that they be good citizens, and that they contribute to creating and maintaining a “Community” of responsible users.

(I)	Appropriate and Responsible Use

Central to appropriate and responsible use is the stipulation that, in general, computing resources shall be used in a manner consistent with the professional and business objectives of the firm. Where appropriate, use should also be consistent with the specific objectives of the project or task for which such use was authorised.

All uses inconsistent with these objectives are considered to be inappropriate use and may jeopardise further access to services.

(II)	User Responsibilities
When you use the firm’s computing services, you accept the following specific responsibilities: -

1.
To respect the privacy of others; for example, you shall not intentionally seek on, obtain copies of, or modify files, tapes, or passwords belonging to other users, shall not represent others, unless authorised to do so explicitly by those users, nor shall you divulge sensitive personal data to which you have access to concerning the firm without explicit authorisation to do so.

	2.	Use information resources and services solely for carrying out one’s business more effective for the benefit of the firm.

3.
To respect the legal protection provided by copyright and licensing of programs and data; for example, you shall not make copies of a licensed computer program to avoid paying additional license fees or share with other users.

4.
To respect the intended usage of resources; for example, you shall use only those resources (passwords, transactions, data, processes, funds, etc.) assigned to you for the purpose specified, and shall not access or use other such resources unless explicitly authorised to do so by the appropriate authority. You may not use the firm’s resources assigned to you or others for personal profit marking or fund-raising activities.

5.
To respect the intended usage of systems for electronic exchange (such as e-mail, IRC, Usenet News, World Wide Web, etc.,) For example, you shall not send forged electronic mail, mail that will intimidate or harass other users, chain messages that can interfere with the efficiency of the system, or promotional mail for personal profit-making purposes. Also, you shall not break into another user’s electronic mailbox or read someone else’s electronic mail without his/her permission.

6.
To respect the integrity of the system or network. For example, you shall not intentionally develop or use programs that harass other users or infiltrate the system or damage or alter the software or data components of the system. Alterations to any system or network software or data component shall be made only under specific instructions form the internal IT department.

(III)	Violation of Guidelines

Violations of any of the above guidelines are certainly unethical and may be violations of the Company’s policy. The Chief Executive Officer is expected to report information he may have concerning instances in which the above guidelines have been or are being violated. The Company characterises as unethical and unacceptable, and a just cause for taking disciplinary action up to and including dismissal, and/or legal action, any activity through which an individual violates or acts against the letter or spirit of the Guidelines.

The Chief Executive Officer having carefully read this document understands that he has to fully comply and to be bound by all the Guidelines in consideration of the Company allowing him to use the above Information and Information Resources and he declares that he has taken note of the repercussions of any violation of the Guidelines.

Signed on this 30th day of June, 2005

The Chief Executive Officer

/s/ Khader Hemsi
Khader Hemsi